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Exhibit 10.3

STOCK PURCHASE AGREEMENT

dated as of

February 11, 2003

among

DISPLAYTECH, INC.

and

FLEMING US DISCOVERY FUND III, L.P.,

FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

and

INTERWEST CAPITAL, INC.

SECTION 7.	INFORMATION AS TO THE COMPANY	20
7.1.	Financial Information.	20
7.2	Communication with Accountants.	22
7.3	Inspection.	22
7.4	Notices.	22
7.5.	Confidentiality Agreement.	23
7.6.	Termination of Information Provided to Purchasers Pursuant to this Section 7.	24
SECTION 8.	AFFIRMATIVE COVENANTS	24
8.1.	Maintenance of Existence, Properties and Franchises; Compliance with Law; Taxes; Insurance.	24
8.2.	Office for Payment, Exchange and Registration; Location of Office; Notice of Change of Name or Office.	24
8.3.	Fiscal Year.	24
8.4.	Environmental Matters.	24
8.5.	Delivery of Information for Rule 144A Transactions.	26
8.6.	Senior Securities.	26
8.7.	Further Assurances.	26
SECTION 9.	NEGATIVE COVENANTS	26
9.1.	Private Placement Status.	26
SECTION 10.	CONDITIONS TO PURCHASER'S OBLIGATIONS	27
10.1.	Shareholders' Rights Agreements.	27
10.2.	Articles of Amendment to the Articles of Incorporation.	27
10.3.	Certificates for Shares.	27
10.4.	Senior Status.	27
10.5.	Accuracy of Representations and Warranties.	27
10.6.	Compliance with Agreements.	27
10.7.	Officers' Certificates.	27
10.8.	Proceedings.	27
10.9.	Legality; Governmental and Other Authorization.	28
10.10.	No Material Adverse Change.	28
10.11.	Opinions of Counsel.	28
10.12.	Waivers and Consents.	28
10.13.	Arrangements with Hewlett-Packard.	28
10.14.	Modifications to Rights of Other Equity Holders.	28
10.15.	Other Documents and Opinions.	28
SECTION 10A.	CONDITIONS TO SUBSEQUENT PURCHASER'S OBLIGATIONS	29
10A.1.	Certificate for Shares.	29
10A.2.	Accuracy of Representations and Warranties.	29
10A.3.	Officers' Certificates.	29
10A.4.	Legality; Governmental and Other Authorization.	29
10A.5.	Opinions of Counsel.	29
10A.6.	Other Documents and Opinions.	29
SECTION 11.	CONDITIONS TO COMPANY'S OBLIGATIONS	29
11.1.	Payment.	29
11.2.	Other Documents.	30
SECTION 12.	BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS	30
SECTION 13.	SPECIFIC PERFORMANCE	30
SECTION 14.	EXPENSES	30

SECTION 15.	DIRECT PAYMENTS	32
SECTION 16.	AMENDMENTS AND WAIVERS	32
SECTION 17.	EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED SHARES; REPLACEMENT	32
SECTION 18.	NOTICES	33
SECTION 19.	MISCELLANEOUS	33
Schedule 1	Number of Shares Purchased
Schedule 2	Schedule of Bridge Notes
EXHIBIT A-1	Series E-1 Certificate of Designation
EXHIBIT A-2	Series E-2 Certificate of Designation
EXHIBIT B	Confidentiality Agreement
EXHIBIT C	Amendment No 2 to the Shareholders' Rights Agreement
EXHIBIT D	Series E Shareholders' Rights Agreement
EXHIBIT E	Opinions of Counsel for the Company

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT is dated as of February 11, 2003 among Displaytech, Inc., a Colorado corporation (the "Company"), Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Fund III, L.P., and InterWest Capital, Inc. (each referred to as "Purchaser" and collectively as "Purchasers").

W I T N E S S E T H:

        WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of the Company's Series E-1 Senior Preferred Stock, par value $.001 per share (the "Series E-1 Preferred Stock"), and/or shares of the Company's Series E-2 Senior Preferred Stock, par value $.001 per share (the "Series E-2 Preferred Stock"), upon the terms and provisions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. SALE AND PURCHASE OF PREFERRED STOCK

        (a)   The Company agrees to sell to the Purchasers and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, the Purchasers severally agree to purchase from the Company at the Closing, the number of shares of Series E-1 Preferred Stock and/or Series E-2 Preferred Stock set forth opposite each Purchaser's name on Schedule 1 hereto. The shares of Series E-1 Preferred Stock and/or Series E-2 Preferred Stock being acquired under this Agreement (as hereinafter defined), or upon the conversion of promissory notes listed on Schedule 2 hereto and issued pursuant to that certain Note Purchase Agreement, dated as of December 10, 2002, by and among the Company and the purchasers that are parties thereto (collectively, the "Bridge Notes") are referred to herein as the "Shares", and contain rights and privileges as more fully set forth in the Certificate of Designation and Determination of Preferences of the Series E-1 Senior Preferred Stock of the Company in the form attached hereto as Exhibit A-1 (the "Series E-1 Certificate") and/or the Certificate of Designation and Determination of Preferences of the Series E-2 Senior Preferred Stock of the Company in the form attached hereto as Exhibit A-2 (the "Series E-2 Certificate"), as applicable.

        (b)   The aggregate purchase price to be paid to the Company by each Purchaser for that portion of the Shares to be purchased by such Purchaser pursuant to this Agreement shall be the amount set forth opposite such Purchaser's name on Schedule 1 hereto. No further payment shall be required from the Purchasers for their portion of the Shares.

        (c)   The parties further acknowledge and agree that the Shares are not intended to constitute "preferred stock" as that term is used in Section 305(b)(4) of the Code and Treasury Regulation § 1.305-5(a). Except as required by any Taxing Authority or court, the Company and the Purchasers agree to treat the Shares for Federal, state and local income and franchise tax purposes as not constituting "preferred stock", and to take no position inconsistent with such characterization on any Tax Return or before any Taxing Authority or court.

        (d)   The Company will use the net proceeds from the sale of the Shares it will receive on the Closing Date to fund future development opportunities, for working capital purposes and for such other purposes as necessary or advisable in the sole judgment of the Company's Board of Directors.

SECTION 2. CLOSING

        (a)   Subject to the terms and conditions hereof, the initial closing of the purchase and sale of the Shares to be purchased by the Purchasers (the "Closing") will take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York at 10:00 A.M., New York City time, on the date hereof, or such other time and date as shall be mutually agreed to by the Company and the Purchasers (such time and date are herein referred to as the "Closing Date").

        (b)   Subject to the terms and conditions hereof, at the Closing (i) the Company will deliver to each Purchaser a certificate registered in the respective Purchaser's name (or the name of its nominee, if any, as specified on Schedule 1 hereto) evidencing the number of Shares set forth opposite each Purchaser's name on Schedule 1 and (ii) substantially simultaneously with the Purchaser's receipt thereof, each Purchaser shall deliver to the Company a certified or official bank check (or wire transfer) in an amount equal to the aggregate purchase price (as specified in Section 1(b) hereof) for the Shares to be purchased by such Purchaser payable to the order of the Company in federal or other immediately available funds.

        (c)   Subject to the terms and conditions hereof, the Company may sell additional Shares to currently existing shareholders of the Company as of the date hereof (each, a "Subsequent Purchaser") at one or more subsequent closings; provided that each such subsequent closing occurs on or prior to June 30, 2003; provided further that each such Subsequent Purchaser (together with its Affiliates) shall be entitled to purchase an aggregate of up to $2,000,000 of Shares. Each Subsequent Purchaser shall become a party to this Agreement and shall have the rights and obligations hereunder. At any such subsequent closing, (i) the Company will deliver to all Purchasers a revised Schedule 1 reflecting such sale, (ii) the Company will deliver to each Subsequent Purchaser a certificate registered in such Subsequent Purchaser's name (or the name of its nominee, if any, as specified on revised Schedule 1 hereto) evidencing the number of Shares set forth opposite such Subsequent Purchaser's name on revised Schedule 1, and such other documents as are reasonably requested by such Subsequent Purchaser, (iii) substantially simultaneously with each Subsequent Purchaser's receipt thereof, such Subsequent Purchaser shall deliver to the Company a certified or official bank check (or wire transfer) in an amount equal to the aggregate purchase price for the Shares to be purchased by such Subsequent Purchaser payable to the order of the Company in federal or other immediately available funds and (iv) each Subsequent Purchaser shall deliver the joinder agreement contemplated by Section 16(a).

        (d)   Notwithstanding anything in this Agreement to the contrary, (i) during the period beginning on the date hereof and ending on February 28, 2003, the Company may sell, and the Purchasers and Subsequent Purchasers may purchase, only shares of Series E-1 Preferred Stock and (ii) during the period beginning on March 1, 2003 and ending on June 30, 2003, the Company may sell, and the Purchasers and Subsequent Purchasers may purchase, only shares of Series E-2 Preferred Stock.

SECTION 3. DEFINITIONS

        (a)   For purposes of this Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate", when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The holding of Shares and the rights under this Agreement or under the Certificates of Designation or the Series E Shareholders' Rights Agreement, shall not in and of itself cause a Purchaser to be deemed to be an "Affiliate" of the Company.

          "Agreement" means this Stock Purchase Agreement (together with exhibits and schedules) as such may be from time to time assigned, supplemented or amended or as the terms hereof may be waived.

          "Benefit Plan" means, as of the Closing Date, any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Company, or any predecessor of any of the foregoing, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "Board" or "Board of Directors" means with respect to any Person which is a corporation, a business trust or other entity, the board of directors or other group, however designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

          "Bridge Notes" has the meaning set forth in Section 1(a) hereof.

          "Business Day" means any day that is not a Saturday, a Sunday or any day on which banks in the State of New York are authorized or obligated to close.

          "Capital Stock" means any class of capital stock of the Company authorized by its certificate of incorporation.

          "Capitalized Lease" means any lease to which the Company is party as lessee, or by which it is bound, under which it leases any property (personal or mixed) from any lessor other than the Company, and which either is required to be capitalized in accordance with generally accepted accounting principles consistently applied, or, even if not so required to be capitalized, shall have (or have had), at the time first entered into, an initial term of greater than three (3) years (including leases of shorter duration which are or were extendible to a total term greater than three (3) years at the option of the lessor).

          "Capitalized Lease Value" means, as of the time of any determination thereof, the sum of the then present values, determined as hereinafter provided, of future obligations of the Company and its subsidiaries under then existing Capitalized Leases. To compute the value of any Capitalized Lease, the following methods shall be used, as applicable:

              (i)  values of leases required to be capitalized in accordance with generally accepted accounting principles shall be computed in accordance with such principles; and

             (ii)  values of other leases (and values of contracts or other items which this Agreement provides are to be valued as if they were Capitalized Leases) shall be computed by discounting, to the date of determination, at an assumed interest rate of eight percent (8%) per annum, the minimum amount of future rental payments that will be due from the Company or its subsidiaries under the related documentation, including rental payments that may be due during extensions which are at the other party's option, but excluding any amounts in respect of insurance on, taxes on and/or maintenance of the properties subject to such leases (provided that such amounts are owed and paid only to the extent actually incurred).

          "Certificates of Designation" means the Series E-1 Certificate, the Series E-2 Certificate, the Certificate of Designation and Determination of Preferences of the Series E-D Convertible Preferred Stock of the Company, the Certificate of Designation and Determination of Preferences of the Series E-B Convertible Preferred Stock of the Company, the Amended and Restated Certificate of Designation and Determination of Preferences of the Series D Convertible Preferred Stock of the Company and the Amended and Restated Certificate of Designation and Determination of Preferences of the Series B Convertible Preferred Stock of the Company.

          "Closing" has the meaning set forth in Section 2(a) hereof.

          "Closing Date" has the meaning set forth in Section 2(a) hereof.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

          "Common Stock" means the Company's Common Stock, par value $.001 per share, and shall also include any common stock of the Company hereafter authorized and any Capital Stock of the Company of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of Capital Stock of the Company or which has ordinary voting power for the election of directors of the Company.

          "Company" means Displaytech, Inc., a Colorado corporation, its successors and assigns.

          "Confidentiality Agreement" has the meaning set forth in Section 7.5 hereof.

          "Consolidated" or "consolidated", when used with reference to any financial term in this Agreement, means the aggregate for the Company and any of its majority-owned subsidiaries of the amounts signified by such term for all such Persons, with intercompany items eliminated, and, with respect to net worth, after eliminating the portion of net worth properly attributable to minority interests, if any, in the capital of any such Person (other than in the capital of the Company) and otherwise as determined in accordance with generally accepted accounting principles consistently applied (except as otherwise expressly provided herein).

          "Convertible Securities" means any warrants, options or other rights to acquire shares of Capital Stock (whether upon exercise, conversion, exchange or otherwise).

          "Disclosure Material" has the meaning set forth in Section 4.6(a) hereof.

          "Environmental Laws" means all federal, state, local, foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, policies, and regulations and common law relating to the protection of the environment and human health or relating to the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials, including but not limited to the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; The Occupational Safety and Health Act, 29 U.S.C. § 651; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136y et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., all as may be amended or superseded from time to time, and all common law claims relating to the same.

          "Environmental Lien" has the meaning set forth in Section 4.16(f) hereof.

          "Environmental Permits" means all permits, licenses, approvals, authorizations or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

          "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) which is under "common control" with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

          "Governmental Authority" means any federal, state, or local governmental agency or authority (including regulatory authority) having jurisdiction over the Company or any of its respective assets or businesses.

          "Guaranty" means (i) any guaranty or endorsement of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor (directly or indirectly) on the basis of any promise or undertaking of another Person (a) to pay the indebtedness of such obligor, (b) to purchase an obligation owed by such obligor, (c) to purchase or lease assets (or to provide funds, goods or services) under circumstances that would enable such obligor to discharge one or more of its obligations or (d) to maintain the capital, working capital, solvency or general financial condition of such obligor, in each case whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto and (iii) any liability as a general partner of a partnership in respect of indebtedness or other obligations of such partnership; provided, however, that the term "Guaranty" shall not include (1) endorsements for collection or deposit in the ordinary course of business, (2) any guaranty of indebtedness of the Company by a subsidiary of the Company or (3) obligations of the Company which would constitute Guaranties solely by virtue of the continuing liability of a Person which has sold assets subject to liabilities for the liabilities which were assumed by the Person acquiring the assets, unless such liability is required to be carried on the consolidated balance sheet of the Company. The amount of any Guaranty and the amount of indebtedness resulting from such Guaranty shall be the maximum amount of the guarantor's potential obligation in respect of such Guaranty.

          "Hazardous Materials" means any petroleum, petroleum hydrocarbons, petroleum waste or petroleum products, underground storage tanks, asbestos or asbestos-containing materials, pesticides, lead and lead-containing materials, urea formaldehyde insulation and polychlorinated biphenyls (PCBs), ionizing and non-ionizing radiation including radon and electromagnetic frequency radiation; and any chemicals, materials, substances or wastes in any amount or concentration which are "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law.

          "Hewlett-Packard" means Hewlett-Packard Company, a Delaware corporation.

          "Hewlett-Packard Stock Purchase Agreement" means that Stock Purchase Agreement, dated as of January 27, 1998, by and among the Company and Hewlett-Packard.

          "HP Convertible Note" means the Amended and Restated Convertible Note of the Company in favor of Hewlett-Packard, dated the date hereof, in original principal amount of $10,000,000.

          "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding, any (i) trade account payables arising in the ordinary course of business and (ii) other accrued current liabilities incurred in the ordinary course of business, including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, banker's acceptance or other similar credit transaction; (b) all obligations of such Person evidenced by bonds, debentures or other similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (d) all obligations of such Person under any Capitalized Leases; (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (f) all guarantees of Indebtedness referred to in this definition by such Person; and (g) all obligations under or in respect of currency agreements (other than the provisions in the Miyota Co. Ltd. Agreement, dated December 10, 1998, related to currency exchange rates) and interest rate protection obligations of such Person.

          "Intellectual Property" has the meaning set forth in Section 4.12(a) hereof.

          "Intellectual Property Licenses" has the meaning set forth in Section 4.12(a) hereof.

          "Investment" means, with respect to any Person, (i) any loan, advance or extension of credit by such Person to, and any contributions to the capital of, any other Person, (ii) any Guaranty by such Person, (iii) any interest in any capital stock, equity interest or other securities of any other Person, (iv) any transfer or sale of property of such Person to any other Person other than upon full payment, in cash or other consideration, of not less than the agreed sale price bargained on an arms-length basis and (v) any commitment or option to make an Investment if, in the case of an option, the consideration therefor exceeds $50,000, and any of the foregoing under clauses (i) through (v) shall be considered an Investment whether such Investment is acquired by purchase, exchange, merger or any other method; provided, that the term "Investment" (1) shall not include an Investment in the Company, (2) shall not include current trade and customer accounts receivable and allowances, provided they relate to goods furnished in the ordinary course of business and are given in accordance with the customary practices of the Company, (3) shall not include temporary investments of excess cash of the Company in any of the following: (A) investment grade obligations maturing within one year of their issuance which as to principal and interest constitute direct obligations of, or obligations guaranteed by, the United States of America, (B) negotiable certificates of deposit of banks or trust companies which are organized under the laws of the United States of America or any state thereof and which have capital and surplus of at least $500,000,000, (C) commercial paper or corporate bonds which are rated not less than prime-one or A-1 or their equivalents by Moody's Investor Service, Inc. or Standard & Poor's Corporation or their successors, (D) any repurchase agreement secured by any one or more of the foregoing and (E) money market funds primarily investing in any of the foregoing securities and sponsored by or affiliated with a nationally recognized brokerage or investment advisory firm, and (4) shall not include Investments of the Company disclosed on Schedule 3(a) hereto.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing; provided that the term "Lien" shall not include Permitted Liens.

          "Note Purchase Agreement" means the Note Purchase Agreement, dated as of February 12, 1999, by and between the Company and Hewlett-Packard, as amended by Amendment No. 1 to the Note Purchase Agreement, dated February 19, 1999 and by Second Amendment to Note Purchase Agreement, dated as of the date hereof.

          "Outstanding" or "outstanding" means (a) when used with reference to the Shares as of a particular time, all Shares theretofore duly issued except (i) Shares theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Shares have been issued by the Company, (ii) Shares theretofore canceled by the Company and (iii) Shares registered in the name of, as well as Shares owned beneficially by, the Company or any of its Affiliates. For purposes of the preceding sentence, in no event shall "Affiliates" include (x) the Purchasers or (y) any Affiliates of the Purchasers.

          "Patents and Applications" has the meaning set forth in Section 4.12(c) hereof.

          "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA.

          "Permitted Lien" means (i) any Lien for Taxes, governmental charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (ii) any imperfections of title, easements, rights of way or similar Liens, zoning laws or land use restrictions as normally exist with respect to property similar in character to the property affected thereby and which individually or in the aggregate with other such Liens, zoning laws or land use restrictions do not materially impair the value or marketability of the property subject to such Liens, zoning laws or land use restrictions or interfere with the use of such property in the conduct of the business of the Company and which do not secure obligations for money borrowed, (iii) Liens imposed by any law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's Liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceedings and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, if appropriate, and (iv) any Lien resulting from purchase by the Company of goods in the ordinary course of business as to which Liens are not filed of record.

          "Person" or "person" means an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

          "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          "Preferred Stock" means any class of the capital stock of the Company (whether or not convertible into any other class of such capital stock) which has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of the Company (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of the Company. "Preferred Stock" includes, without limitation, the Series B

  Preferred Stock, the Series D Preferred Stock, the Series E-B Preferred Stock, the Series E-D Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock.

          "Purchaser" and "Purchasers" each has the meaning set forth in the Preamble of this Agreement.

          "Qualified Public Offering" means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of Common Stock in which (i) proceeds to the Company, net of underwriting discounts, commissions and other expenses, are at least $15,000,000, and (ii) the price per share of Common Stock shall be not less than $6.875 per share.

          "Restricted Payment" means (i) every payment in connection with the redemption, purchase, retirement or other acquisition by or on behalf of the Company of any shares of the Company's Capital Stock or Convertible Securities, (ii) any prepayments or repayments made on Indebtedness of the Company, (iii) every payment to or on behalf of any Affiliate of the Company on account of or with respect to any lease arrangements, and (iv) every payment by or on behalf of the Company (whether as repayment or prepayment of principal or as interest or otherwise) on or with respect to (A) any obligation to repay money borrowed owing to any Affiliate of the Company or (B) any obligation, to any Person, of any Affiliate of the Company or to any other holder of shares of the Company's Capital Stock or Convertible Securities, which obligation is assumed, or is the subject of a Guaranty, by the Company; provided, however, (a) that the restrictions of the foregoing clause (i) shall not apply to (A) any payment in respect of Capital Stock of the Company to the extent payable in shares of the Capital Stock of the Company, (B) any call of the Series E-1 Preferred Stock or Series E-2 Preferred Stock, (C) any redemption or repurchase of the Company's Capital Stock which, in the aggregate, do not exceed $50,000, (D) any redemption or repurchase pursuant to the Stock Incentive Plans or (E) any redemption or repurchase pursuant to the Stock Restriction Agreements, (ii) shall not apply to any prepayment, regularly scheduled repayment or payment upon acceleration of Indebtedness, including, without limitation, the repayment, prepayment or payment upon acceleration of the HP Convertible Note, provided that such Indebtedness being prepaid, repaid or paid upon acceleration is not at the time of such repayment, prepayment or payment upon acceleration or at any prior time thereto owing to an Affiliate of the Company (other than Hewlett-Packard), and (b) that none of the foregoing clauses shall apply to any payments, distributions or other transfers or actions on or with respect to (i) the Shares or to the Purchasers (or holders of Shares) under this Agreement or (ii) the currently outstanding securities described on Schedule 3(a) hereto pursuant to their existing terms or to any securities that would result from the conversion or adjustment of such currently outstanding securities pursuant to their existing terms.

          "Rule 144A" means (i) Rule 144A under the Securities Act as such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

          "Series B Preferred Stock" means the Company's Series B Convertible Preferred Stock, par value $.001 per share.

          "Series D Preferred Stock" means the Company's Series D Convertible Preferred Stock, par value $.001 per share.

          "Series E-1 Certificate" has the meaning set forth in Section 1(a) hereof.

          "Series E-1 Preferred Stock" has the meaning set forth in the recitals hereto.

          "Series E-2 Certificate" has the meaning set forth in Section 1(a) hereof.

          "Series E-2 Preferred Stock" has the meaning set forth in the recitals hereto.

          "Series E-B Preferred Stock" means the Company's Series E-B Convertible Preferred Stock, par value $.001 per share.

          "Series E-D Preferred Stock" means the Company's Series E-D Convertible Preferred Stock, par value $.001 per share.

          "Series E Shareholders' Rights Agreement" means the Series E Shareholders' Rights Agreement, dated as of the date hereof, by and among the Company and the Purchasers.

          "Series HP Preferred Stock" means the Company's Series HP Convertible Preferred Stock, par value $.001 per share.

          "Shareholders' Rights Agreement" means the Amended and Restated Shareholders' Rights Agreement, dated as of July 30, 2001, by and among the Company, the Purchasers and the Investors (as defined therein), as amended by Amendment No. 1, dated as of April 9, 2002, and Amendment No. 2, dated as of the date hereof.

          "Shares" has the meaning set forth in Section 1(a) hereof. In the event that any Shares are sold in a public offering pursuant to a registration statement under Section 5 of the Securities Act, then the transferees of such Shares shall not be entitled to any benefits under this Agreement with respect to such Shares and such Shares shall no longer be considered to be "Shares" for purposes of any consent or waiver provision of this Agreement.

          "Stock Incentive Plans" means any stock plan or stock option plan authorized by the Company's Board of Directors prior to the date hereof and/or as permitted by the terms and conditions of this Agreement.

          "Stock Restriction Agreements" mean the currently existing stock restriction agreements between the Company and the holders of the Company's Capital Stock named therein, such agreements relating to an aggregate of not more than 500,000 shares of the Company's Capital Stock.

          "Subsequent Purchaser" has the meaning set forth in Section 2(c) hereof.

          "Subsidiary", with respect to any Person, means any corporation, association or other entity of which more than 50% of the total voting power of shares of stock or other equity interests (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries, or both. The term "Subsidiary" when used herein without reference to any particular Person, means a Subsidiary of the Company.

          "Takeover Proposal" means any tender or exchange offer for in excess of 15% of the outstanding securities involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a greater than 15% equity interest in, or an analogous portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any transaction similar to any of the foregoing with respect to the Company, other than pursuant to the transactions to be effected pursuant to this Agreement.

          "Takeover Proposal Interest" has the meaning set forth in Section 7.4(b) hereof.

          "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

          "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

          "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          "Transferees" shall mean any transferee of the Shares from a Purchaser. Transferees shall not include a transferee of the Shares sold in a public offering pursuant to a registration statement under the Securities Act.

        (b)   For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (i)    the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

          (ii)   all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles consistently applied (except as otherwise provided herein);

          (iii)  all computations provided for herein, if any, shall be made in accordance with generally accepted accounting principles consistently applied (except as otherwise provided herein);

          (iv)  any uses of the masculine, feminine or neuter gender shall also be deemed to include any other gender, as appropriate;

          (v)   all references herein to actions by the Company, such as "create", "sell", "transfer", "dispose of", etc., mean such action whether voluntary or involuntary, by operation of law or otherwise;

          (vi)  the exhibits and schedules to this Agreement shall be deemed a part of this Agreement;

          (vii) each of the representations and warranties of the Company contained in Section 4 hereof is separate and is not limited, qualified or modified by the existence, wording or satisfaction of any other representation or warranty of the Company in Section 4 or otherwise;

          (viii) each of the covenants of the Company contained in Sections 7, 8 and 9 hereof or otherwise contained in this Agreement, the Certificates of Designation, or the Shareholders' Rights Agreement is separate and is not limited or satisfied by the existence, wording or satisfaction of any other covenant of the Company in Section 7, 8 or 9 or otherwise; and

          (ix)  all references herein (in covenants or otherwise) to any action(s) which are to be taken (or which are prohibited from being taken) by any Person or the Company shall apply to such Person or the Company, as the case may be, whether such action is taken directly or indirectly.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Purchasers as follows as of the date hereof, except as set forth in the schedules attached hereto:

        4.1.    Corporate Existence, Power and Authority.

        (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any property or in which the conduct of its business requires it to so qualify or be so licensed, except for such jurisdictions where the failure to so qualify or be so licensed would not have a material adverse effect on the Company's assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects.

        (b)   No proceeding has been commenced looking toward the dissolution or merger of the Company or the amendment of its certificate of incorporation (other than the Certificates of Designation). The Company is not in violation in any respect of its certificate of incorporation or by-laws.

        (c)   The Company has all requisite power, authority (corporate and other) and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being conducted.

        (d)   The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, and consummate the transactions contemplated by and perform its obligations under (i) this Agreement, including, without limitation, the issuance by the Company of the Shares as contemplated herein and in the Series E-1 Certificate and the Series E-2 Certificate and (ii) the Series E Shareholders' Rights Agreement. The execution, delivery and performance of this Agreement and the Series E Shareholders' Rights Agreement by the Company (including, without limitation, the issuance by the Company of the Shares as contemplated herein and therein and in the Series E-1 Certificate and the Series E-2 Certificate) have been duly authorized by all required corporate and other actions. The Company has duly executed and delivered the Stock Purchase Agreement and at the Closing will have duly executed and delivered the Series E Shareholders' Rights Agreement. This Agreement constitutes and, at the Closing, the Series E Shareholders' Rights Agreement will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally or under general principles of equity.

        4.2.    Capital Stock.

        (a)   Schedule 4.2 (a) hereto correctly and completely lists (i) the authorized Capital Stock of the Company (Common Stock and Preferred Stock), (ii) the number of designated shares of Preferred Stock in each Series or Class after giving effect to the Certificates of Designation and (iii) after giving effect to the issuance of Shares on the Closing Date, as contemplated by this Agreement, the number of shares outstanding in each Series or Class. There have been no material issuances of shares since February 7, 2003. All of such outstanding shares are, or on the Closing Date will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. Except as provided in the Certificates of Designation or in Schedule 4.2(a), none of the shares of the Company's Capital Stock which will be outstanding at the Closing (i) were or will be subject to preemptive rights when issued or (ii) provide the holders thereof with any preemptive rights with respect to any issuances of Capital Stock.

        (b)   Schedule 4.2(b) hereto correctly and completely lists the number and purpose for which shares of the Company's Common Stock are reserved for issuance by the Company.

        (c)   Except as referred to in Section 4.2(b), there are no outstanding options, warrants, subscriptions, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its Capital Stock or other securities.

        (d)   Except as referred to in Section 4.2(b) and for the registration rights contained in the Shareholders' Rights Agreement, there are and will be no outstanding registration rights with respect to any Capital Stock of the Company, including, without limitation, any Capital Stock referred to in Section 4.2(b) or 4.2(c), which (in either case) will be outstanding on the Closing Date.

        (e)   Except as set forth in Schedule 4.2(e), there are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any Capital Stock of the Company of which the Company is a party, except as provided herein, in the Series E Shareholders' Rights Agreement and in the Certificates of Designation.

        (f)    Except as set forth in Schedule 4.2(f), there are no anti-dilution protections or other adjustment provisions in existence with respect to any Capital Stock of the Company, including any Capital Stock referred to in Section 4.2(b) or 4.2(c).

        (g)   Each Certificate of Designation has been duly adopted by the Company and is fully effective as an amendment to the Company's certificate of incorporation. The Shares will have all of the rights, priorities and terms set forth in the Series E-1 Certificate and/or the Series E-2 Certificate, as applicable.

        (h)   To the best knowledge of the Company, Schedule 4.2(h) hereto correctly and completely lists the names of those persons who beneficially own, directly or indirectly, more than 5% (calculated in accordance with Rule 13d-3 under the Exchange Act) of the Company's outstanding Capital Stock.

        4.3.    Subsidiaries.

        The Company has two wholly-owned Subsidiaries, Displaytech International, Inc., a Colorado corporation, and Displaytech Asia-Pacific K.K., a Japanese corporation. The Company has no Investments in any other Person.

        4.4.    Business.

        The Company is engaged in the business of designing, developing, manufacturing and marketing Ferroelectric Liquid Crystal (FLC) microdisplays used to provide superior image quality in electronic devices such as digital still camera and camcorder viewfinders.

        4.5.    No Defaults or Conflicts.

        (a)   Except as provided in Schedule 4.5(a), the Company is not in violation or default in any material respect (and is not in default in any respect regarding any Indebtedness) under any indenture, agreement or instrument to which it is a party or by which it or its properties may be bound. The Company is not in default in any material respect under any material order, writ, injunction, judgment or decree of any court or other governmental authority or arbitrator(s).

        (b)   The execution, delivery and performance by the Company of this Agreement and the Series E Shareholders' Rights Agreement and any of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares as contemplated herein and therein and in the Series E-1 Certificate and the Series E-2 Certificate) do not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the certificate of incorporation or by-laws of the Company, (B) any law, rule, regulation or order of any federal, state, county, municipal or other Governmental Authority, (C) any judgment, writ, injunction, decree, award or other action of any court or Governmental Authority or arbitrator(s), or (D) any agreement, indenture or other instrument applicable to the Company or any of its respective properties, (ii) result in the creation of any Lien upon any of the Company's properties, assets or revenues, except as provided in the Certificates of Designation, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a Governmental Authority and including, without limitation, any shareholder approval) (other than any necessary approvals which have been obtained prior to the Closing Date), or (iv) except as provided in Schedule 4.5(b), cause antidilution clauses of any outstanding securities to become operative or give rise to any preemptive rights. No provision of any item referred to in the preceding clause (i) materially adversely affects the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis or the ability of the Company to perform its obligations under this Agreement, the Certificates of Designation, the Series E Shareholders' Rights Agreement or any of the transactions contemplated hereby or thereby.

        4.6.    Disclosure Materials; Other Information.

        (a)   The Company has previously furnished to the Purchasers or their counsel the materials described on Schedule 4.6(a) hereto (the "Disclosure Material"). The audited and unaudited financial statements referred to or contained in the materials referred to on Schedule 4.6(a) fairly present the consolidated financial condition of the Company as of the respective dates thereof and the consolidated results of the operations of the Company for such periods and have been prepared in accordance with generally accepted accounting principles consistently applied, except that any such unaudited statements may omit notes and may be subject to normal recurring adjustments and year-end adjustments.

        (b)   Since December 31, 2002, (i) the business of the Company has been conducted in the ordinary course and (ii) there has been no material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis. As of the Closing Date and as of the date hereof, there are no material liabilities of the Company which would be required to be provided for in a consolidated balance sheet of the Company as of any such date prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities provided for in the financial statements referred to in Section 4.6(a). Since December 31, 2002, no amount or property has directly or indirectly been declared, ordered, paid, made or set aside for any Restricted Payment nor has any such action been agreed to.

        (c)   There are no material liabilities, contingent or otherwise, of the Company that have not been disclosed in the financial statements referred to in Section 4.6(a) or otherwise disclosed in the schedules hereto.

        (d)   The financial projections included in the Disclosure Material conform with the internal operating forecasts of the Company and were based on reasonable assumptions when made and have been prepared in good faith.

        (e)   There is no fact known to the Company which is not in the disclosure schedules hereto and which materially and adversely affects, or in the future would be reasonably likely (as far as the Company currently can reasonably foresee) to materially and adversely affect, the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

        4.7.    Litigation.

        There is no action, suit, proceeding, investigation or claim pending or, to the knowledge of the Company, threatened in law, equity or otherwise before any court, administrative agency or arbitrator which (i) questions the validity of this Agreement, the Certificates of Designation, the Series E Shareholders' Rights Agreement or the Shares or any action taken or to be taken pursuant hereto or thereto, (ii) might adversely affect the right, title or interest of any Purchaser to the Shares or (iii) might result in a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

        4.8.    Taxes.

        The Company has duly and timely filed all material Tax Returns required to be filed by it, and each such Tax Return correctly and completely reflects, in all material respects, the Tax liability and all other information required to be reported thereon. The Company has paid or caused to be paid all material Taxes (whether or not reflected on such Tax Returns) that are due and payable. The provision for Taxes due by the Company in the most recent financial statement included in the Disclosure Material is sufficient for all material unpaid Taxes, being current Taxes not yet due and payable, of the Company, as of the end of the period covered by such financial statement, and as of the Closing Date, such provision, as adjusted for the passage of time through the Closing Date, will be sufficient for the then-accrued and unpaid Taxes not yet due and payable of the Company. No Tax Returns of the Company have ever been audited by any Taxing Authority, there is no dispute concerning any Tax liability of the Company either threatened, claimed or raised by any Taxing Authority, and the Company does not expect any Taxing Authority to assess additional Taxes against or in respect of it for any past period. The Company has withheld and paid, or, if not yet due for payment, set aside in accounts for such purposes, all Taxes required to have been withheld in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Other than stamp taxes, the Company has no liability for Taxes of any Person other than the Company (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

        4.9.    ERISA.

        (a)   All Benefit Plans are listed in Schedule 4.9(a), and copies of all documentation relating to such Benefit Plans have been delivered to or made available for review by the Purchasers (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters).

        (b)   Each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code.

        (c)   No Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, and the "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA.

        (d)   No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of said Section 4043 for which notice is not waived under the regulations issued pursuant to said Section 4043.

        (e)   No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

        (f)    No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company under Title IV of ERISA to any party with respect to any Benefit Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate.

        (g)   Neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (l) of ERISA.

        (h)   No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement.

        (i)    No Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment.

        (j)    No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities and any other claim which could not reasonably be expected to result in a material liability or expense to the Company) has been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any such suit, action or other litigation.

        (k)   All contributions to Benefit Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with generally accepted accounting principles, all of which accruals under unfunded Benefit Plans are as disclosed in Schedule 4.9(k), and the Company has performed all material obligations required to be performed under all Benefit Plans.

        (l)    The execution, delivery and performance of this Agreement and the Series E Shareholders' Rights Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the offer, issue and sale by the Company, and the purchase by any Purchaser of the Shares) will not involve any "prohibited transaction" within the meaning of ERISA or the Code with respect to any Benefit Plan.

        4.10.    Legal Compliance.

        (a)   The Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to so comply would not materially adversely affect the assets, properties, liabilities, business affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

        (b)   There are no adverse orders, judgments, writs, injunctions, decrees, or demands of any court or administrative body, domestic or foreign, or of any governmental agency or instrumentality, domestic or foreign, outstanding against the Company.

        4.11.    Outstanding Securities.

        Schedule 4.11 hereto correctly and completely lists the outstanding securities (as defined in the Securities Act) of the Company. All securities of the Company have been offered, issued, sold and delivered in compliance with, or pursuant to exemptions from, all applicable federal and state laws, and the rules and regulations of federal and state regulatory bodies governing the offering, issuance, sale and delivery of securities.

        4.12.    Intellectual Property and Other Rights.

        (a)   (i) Except as set forth on Schedule 4.12(a), the Company owns, or has the right to use, all United States and foreign patents, trademarks, service marks, trade names, computer software and programs, technology, know-how and processes, and registered copyrights, and any applications for any of the foregoing of any kind which is used in its business (collectively, the "Intellectual Property"). Schedule 4.12(a) hereto contains a true, correct and complete list of all registered trademarks and service marks, all reserved trade names, all registered copyrights and all filed patent applications and issued patents that are material to the Company's business or are otherwise necessary for the conduct of its business as heretofore conducted and as currently proposed to be conducted and all licenses, permits, consents, approvals or agreements that in any way affect the rights of the Company to any of its Intellectual Property or any trade secret material (the "Intellectual Property Licenses").

          (ii)   Subject to the limitations set forth in the Intellectual Property Licenses, except as otherwise set forth in any exceptions listed under Schedule 4.12(a), the Company has all right, title and interest in all of the Intellectual Property, free and clear of all Liens. The Company owns or has the exclusive or non-exclusive right to use all Intellectual Property or trade secrets necessary to conduct its business as now being conducted. The Company owns or possesses sufficient licenses, permits, consents, approvals or other rights to use all Intellectual Property covered by its patents or patent applications necessary to conduct its business as now being conducted and as currently proposed to be conducted.

          (iii)  The Company has at all times maintained reasonable procedures to protect and has enforced all of its Intellectual Property and trade secrets.

          (iv)  The consummation of the transactions contemplated hereby will not alter, adversely affect or impair the rights of the Company to any of the Intellectual Property, any trade secret material to it, or under any of the Intellectual Property Licenses.

        (b)   (i) No claim with respect to the Intellectual Property, any trade secret material to the Company, or any Intellectual Property License which would adversely affect the ability of the Company to conduct its business as presently conducted is currently pending or, to the best knowledge of the Company, has been asserted, or overtly threatened by any Person, nor does the Company know of any grounds for any claim against the Company, (A) to the effect that any material operation or activity of the Company presently occurring, including, inter alia, the manufacture, use or sale of any product, device, instrument, or other material made or used according to the patents or patent applications included in the Intellectual Property or Intellectual Property Licenses, infringes or misappropriates any valid United States or foreign copyright, patent, trademark, service mark or trade secret; (B) to the effect that any other Person infringes on the Intellectual Property or misappropriates any trade secret or know-how or other proprietary rights material to the Company; (C) challenging the ownership, validity or effectiveness of any of the Intellectual Property or trade secret material of the Company; or (D) challenging the license of the Company or other legally enforceable right under, any Intellectual Property or the Intellectual Property Licenses.

          (ii)   The Company is not aware of any presently existing valid United States or foreign patents or any patent applications which if issued as patents would be infringed by any activity contemplated by the Company.

        (c)   The United States and foreign patents and patent applications owned by the Company listed in Schedule 4.12(a) hereto (the "Patents and Applications") as part of the Intellectual Property have been properly filed on behalf of the Company as named therein, are being diligently pursued by the Company and, to the Company's best knowledge, have been properly prepared. To the Company's best knowledge, there are no defects in any of the Patents and Applications that would cause any of them to be held invalid or unenforceable. All relevant prior art of which the Company is aware has been filed in the relevant patent office, to the extent required by law.

        4.13.    Key Employees.

        The Company has good relationships with its employees and has not had and does not expect any substantial labor problems. The Company has no knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company. The employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company.

        4.14.    Properties.

        The Company does not and has never owned any real property. Other than the Permitted Liens, the Company has good and marketable title to each of its other properties other than leased properties, all of which are disclosed on Schedule 4.14 hereto. Certain real property used by the Company in the conduct of its business is held under lease (as identified on Schedule 4.14 hereto), and the Company is not aware of any pending or threatened claim or action by any lessor of any such property to terminate any such lease. All such leases are valid and in full force and effect, and none of such leases is in default. None of the properties owned or leased by the Company is subject to any Liens which could materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

        4.15.    Suppliers and Customers.

        (a)   The Company has adequate sources of supply for its business as currently conducted and as proposed to be conducted. The Company has good relationships with all of its material sources of supply of goods and services and does not anticipate any material problem with any such material sources of supply.

        (b)   Except as set forth on Schedule 4.15(b), the Company has no knowledge that the customer base of the Company might materially decrease.

        4.16.    Environmental Compliance.

        (a)   Except as set forth on Schedule 4.16(a), there is no Hazardous Material on, about, under or in, any property, real or personal, in which the Company has or has formerly had any interest in an amount or concentration which could constitute a violation that would result in a liability in excess of $75,000 or otherwise result in a liability in excess of $75,000 to the Company under any applicable Environmental Law.

        (b)   There is no (and has not been any) off-site use, handling, storage or disposal or, except as set forth on Schedule 4.16(b), on-site use, handling, storage or disposal of Hazardous Material at or from any locations currently or formerly owned, leased, operated or occupied by the Company as a result of which use, handling, storage or disposal the Company could incur a material liability or obligation under any applicable Environmental Law.

        (c)   Except as set forth on Schedule 4.16(a), the Company has not received any verbal or written notice, citation, subpoena, summons, complaint or other correspondence or communication from any person with respect to the presence of any non-indigenous Hazardous Material upon, into, beneath, or emanating from or affecting any of the real property (including improvements) currently or formerly owned or occupied by the Company that could result in a liability to the Company in excess of $75,000 under any applicable Environmental Law.

        (d)   Except as set forth on Schedule 4.16(a), there has been no intentional or unintentional, gradual or sudden, release, disposal or discharge by the Company or, to the Company's knowledge, by others, upon, into or beneath the real property (including improvements) currently or formerly owned or occupied by the Company that has caused or is causing soil or groundwater contamination which, under applicable Environmental Laws could require investigation or remediation or could otherwise create a material liability or obligation on the part of the Company under any applicable Environmental Law.

        (e)   The Company is in material compliance with all applicable Environmental Laws, has received all required Environmental Permits and is in material compliance with the terms and conditions of all Environmental Permits.

        (f)    To the best knowledge of the Company, after reasonable inquiry, there are no Liens arising under or pursuant to any Environmental Law ("Environmental Liens") relating to any real property (including improvements thereon) currently owned by the Company.

        (g)   There are no (i) underground storage tanks, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos-containing materials at any site currently owned, operated or leased by the Company, except in compliance with all applicable Environmental Laws.

        4.17.    No Burdensome Agreements.

        To the best of the knowledge and belief of the Company, the Company is not a party to any contract or agreement with any Affiliate of the Company, the terms of which are less favorable to the Company than those which might have been obtained, at the time such contract or agreement was entered into, from a person who was not such an Affiliate.

        4.18.    Offering of Shares.

        Except as set forth on Schedule 4.18, none of the Company, any agent or any other person acting on its behalf, directly or indirectly, (i) offered any of the Shares or any similar security of the Company (A) by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or (B) for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person other than (x) the Purchasers and (y) other investors, each of which the Company reasonably believed at the time of such sale, solicitation, approach or negotiation was an "accredited investor" within the meaning of Regulation D under the Securities Act or (ii) has done or caused to be done (or has omitted to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting provisions of any state securities laws.

        4.19.    Indebtedness.

        Schedule 4.19 hereto sets forth (i) the amount of all Indebtedness of the Company outstanding as of January 31, 2003 (and there is no additional material amount of Indebtedness of the Company outstanding other than as set forth on such Schedule 4.19), (ii) any Lien with respect to such Indebtedness and (iii) a description of each instrument or agreement governing such Indebtedness. The Company has made available to the Purchasers a complete and correct copy of each such instrument or agreement (including all amendments, supplements or modifications thereto). No material default exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto and no event or circumstance exists with respect thereto that (with notice or the lapse of time or both) could give rise to such a default.

        4.20.    Use of Proceeds.

        The Company will use the net proceeds realized from the sale of the Shares to fund future development opportunities, for working capital purposes and for such other purposes as necessary or advisable in the sole judgment of the Company's Board of Directors. No portion of such proceeds will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying, within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, any "margin stock" as defined in said Regulation U, or any "margin stock" as defined in Regulation G of the Board of Governors of the Federal Reserve System, as amended from time to time, or for the purpose of purchasing, carrying or trading in securities within the meaning of Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time, or for the purpose of reducing or retiring any indebtedness which both (i) was originally incurred to purchase any such margin stock or other securities and (ii) was directly or indirectly secured by such margin stock or other securities. None of the assets of the Company includes any such "margin stock." The Company has no present intention of acquiring any such "margin stock."

        4.21.    Other Names.

        The businesses previously or presently conducted by the Company have not been conducted under any corporate, trade or fictitious name other than "Displaytech, Inc."

        4.22.    Brokers.

        No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement, the Series E Shareholders' Rights Agreement, the Certificates of Designation or any of the transactions contemplated hereby or thereby. Any such fees and commissions shall be the sole responsibility of the Company and in no circumstance shall the Purchasers have any liability therefor.

        4.23.    Insurance.

        (a)   Schedule 4.23(a) contains a list and description of all insurance policies maintained by or on behalf of the Company on its assets, operations, properties and personnel. Such insurance is of the kind, covering such risks and in such amounts and with such deductibles and exclusions, as are consistent with those maintained by businesses similarly situated to the Company and are, in the opinion of the Company, reasonable for the business, assets and properties of the Company. All such policies are in full force and effect.

        (b)   The Company has not received any notice of cancellation or termination with respect to any material insurance policy thereof and there are no pending disputes or controversies between the Company, on the one hand, and the carrier of any such insurance policy, on the other.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

        The Purchasers represent and warrant, severally and not jointly, to the Company as follows:

        5.1.    Corporate Power and Authority.

        Each Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, and consummate the transactions contemplated by and perform its obligations under this Agreement and the Series E Shareholders' Rights Agreement. The execution, delivery and performance of this Agreement and the Series E Shareholders' Rights Agreement by each Purchaser have been duly authorized by all required corporate and other actions. Each Purchaser has duly executed and delivered this Agreement and the Series E Shareholders' Rights Agreement, and this Agreement and the Series E Shareholders' Rights Agreement constitute the legal, valid and binding obligations of each Purchaser enforceable against each Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally or under general principles of equity.

        5.2.    Investment Intent.

        Each Purchaser is capable of evaluating the risk of its investment in the Shares being purchased by it hereunder and is able to bear the economic risk of such investment. Each Purchaser is purchasing the Shares to be purchased by it for its own account for investment and not with a present view to any distribution thereof in violation of applicable securities laws; provided, however, that each Purchaser may transfer record and/or beneficial ownership of the Shares to one or more Affiliates, officers or employees of Affiliates or investment funds managed by Affiliates of such Purchaser, in all cases in compliance with federal securities laws. It is understood that the disposition of each Purchaser's property shall at all times be within such Purchaser's control. If the Purchasers should in the future decide to dispose of any of their Shares, it is understood that each Purchaser may do so only in compliance with the Securities Act, applicable state and federal securities laws, this Agreement and the other agreements and documents contemplated herein, or pursuant to an applicable exemption therefrom. Each Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

        5.3.    Brokers.

        No broker, finder, or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement, the Series E Shareholders' Rights Agreement or the Certificates of Designation or any of the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of each Purchaser or any of its Affiliates.

SECTION 6. RESTRICTIONS ON TRANSFER

        Each Purchaser agrees that it shall not sell or otherwise dispose of any Shares unless such Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or pursuant to an applicable exemption from such registration requirements. The Company may endorse on all certificates representing Shares a legend stating or referring to such transfer restrictions; provided, that no such legend shall be endorsed on any Share certificates that, when issued, are no longer subject to the restrictions of this Section 6. Each Purchaser shall provide the Company with an opinion of its counsel stating that the transfer of such Shares is in compliance with all federal securities laws or an applicable exemption therefrom. The Company shall not unreasonably delay the transfer of such Shares.

SECTION 7. INFORMATION AS TO THE COMPANY

        The Company covenants and agrees as follows:

        7.1.    Financial Information.

        (a)   The Company will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles consistently applied.

        (b)   So long as a Purchaser (together with its Affiliates) owns at least 20,000 Shares, the Company will deliver to such Purchaser, the following:

          (i)    as soon as practicable but not later than five (5) Business Days after their issuance, and in any event within ninety (90) days after the close of each fiscal year of the Company, (A) a consolidated balance sheet of the Company as of the end of such fiscal year and (B) consolidated statements of operations, stockholders' equity and cash flows of the Company for such fiscal year, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year, all such balance sheets and statements to be in reasonable detail and certified without qualification by KPMG LLP or any "Big Four" independent public accounting firm selected by the Company, and such statements shall be accompanied by a management analysis of any material differences between the results for such fiscal year and the corresponding figures for the preceding year;

          (ii)   as soon as practicable and in any event within forty-five (45) days after the close of each of the first three (3) fiscal quarters of each fiscal year of the Company, (A) a consolidated balance sheet of the Company as of the end of such fiscal quarter, and (B) consolidated statements of operations, stockholders' equity and cash flows of the Company for the portion of the fiscal year ended with the end of such quarter, in each case in reasonable detail, certified by the Chief Financial Officer, Chief Executive Officer or the President of the Company and setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal recurring adjustments and year-end adjustments), together with a management analysis of any material differences between such results and the corresponding figures for such prior period;

          (iii)  as soon as practicable, but not later than thirty (30) days after the end of each month, other than the final month of the Company's fiscal year, unaudited consolidated financial statements for the Company and its subsidiaries (if any), including statements of income and cash flow for the month and year-to-date periods ended at the end of such month and for the corresponding periods of the prior fiscal year (to the extent available) and a balance sheet as at the end of such month;

          (iv)  as soon as practicable and without duplication of any of the above items, any other materials furnished to the Company's Board of Directors or to holders of the Company's Capital Stock or Indebtedness, including, without limitation, any compliance certificates furnished in respect of such Indebtedness;

          (v)   all publicly available financial and news information produced by the Company; and

          (vi)  as soon as practicable, such other information that a Purchaser may reasonably request.

        (c)   The Company will deliver to each member of the Company's Board of Directors, as soon as practicable (and in the case of (iii), prior to the end of each fiscal year) and without duplication of any of the items listed below, the following:

          (i)    copies of any annual, special or interim audit reports or management or comment letters with respect to the Company or their operations submitted to the Company by independent public accountants;

          (ii)   copies of summary financial information prepared on a quarterly basis regarding the Company on a consolidated basis as presented to the Board of Directors and any other summary financial information otherwise prepared;

          (iii)  copies of the annual budget and business plan for the next fiscal year;

          (iv)  copies of all formal communications, from time to time, to directors of the Company (including, without limitation, all information furnished to such directors in connection with such communications), and copies of minutes of meetings of the Board of Directors (and any executive committees thereof) of the Company;

          (v)   notice of default under any material agreement, contract or other instrument to which the Company is a party or by which it is bound; and

          (vi)  notice of any action or proceeding which has been commenced or threatened against the Company and which, if adversely determined, would have, individually or in the aggregate, a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

        (d)   All such financial statements referred to in this Section 7.1 shall be prepared in accordance with generally accepted accounting principles consistently applied (except for any change in accounting principles specified in the accompanying certificate, in the financial statements themselves or required by generally accepted accounting principles, and except that any interim financial statements may omit notes and may be subject to normal recurring adjustments and year-end adjustments).

        (e)   Without limiting the foregoing provisions of this Section 7.1, the Company agrees that, if requested in writing by any holder of Shares, it will not deliver to such holder (until otherwise instructed by such holder) (x) any non-public information or non-public materials regarding the Company (whether described in this Section 7.1 or otherwise) and (y) any information (whether or not included in clause (x)) which such holder specifies that it does not want to receive. The Company shall comply with any such request with respect to each person entitled to information hereunder, until instructed otherwise by the then holder of such Shares.

        7.2    Communication with Accountants.

        The Company hereby authorizes (i) the Purchasers to communicate directly with the independent certified public accountants for the Company, provided that each such Purchaser provides prior written notice to the Company of its desire to communicate with such accountants, and (ii) such accountants to disclose to the Purchasers any and all financial statements and any other information of any kind that they may have with respect to the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company. The Company shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 7.2.

        7.3    Inspection.

        The Company will permit the Purchasers and any of their authorized representatives to visit and inspect any of the properties of the Company, to examine its books and records and to discuss with the Company's officers its books and records and the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company, all at such reasonable times, all on reasonable notice and as often as may be reasonably requested.

        7.4    Notices.

        (a)   The Company will give notice to all holders of at least 20,000 Shares (including holders that, together with their Affiliates, hold at least 20,000 Shares) promptly after it learns (other than by notice from all of such holders) of the existence of any of the following:

          (i)    any default under any Indebtedness (or under any indenture, mortgage or other agreement relating to any Indebtedness) which Indebtedness is in an aggregate principal amount exceeding $100,000 (or the equivalent thereof in other currencies) in respect of which the Company is liable;

          (ii)   any action or proceeding which has been commenced or threatened against the Company and which, if adversely determined, would have, individually or in the aggregate, a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis or the ability of the Company to perform its obligations under this Agreement, the Series E Shareholders' Rights Agreement or the Certificates of Designation;

          (iii)  any dispute which may exist between the Company and any governmental regulatory body which, in the reasonable opinion of the Company is reasonably likely to, individually or in the aggregate, materially adversely affect the normal business operations of the Company or the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis, or the ability of the Company to perform its obligations under this Agreement, the Series E Shareholders' Rights Agreement or the Certificates of Designation; and

          (iv)  if any (i) "reportable event" (as such term is defined in Section 4043(c) of ERISA) has occurred; or (ii) "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code) has been incurred with respect to a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate that is subject to the funding requirements of ERISA and the Code or that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, in each case with respect to such a Pension Plan; or (iii) Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate has been terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA; or (iv) Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate has an unfunded current liability giving rise to a lien under ERISA or the Code; or (v) proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate; or (vi) of the Company or its ERISA Affiliates will or may incur any liability (including any contingent or secondary liability) to or on account of the termination or withdrawal from a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate; or (vii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with an "employee benefit plan" (as defined in Section 3(3) of ERISA), maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate.

        Such notice (i) with respect to subsection (a)(i) above, shall specify the nature and period of existence of any such default and what the Company proposes to do with respect thereto and (ii) with respect to subsections (a)(ii), (a)(iii) or (a)(iv) above, shall specify the nature of any such matter referred to in such clause, what action the Company proposes to take with respect thereto and what action any other relevant Person is taking or proposes to take with respect thereto.

        (b)   The Company will give notice to all holders of at least 20,000 Shares (including holders that, together with its Affiliates, hold at least 20,000 Shares) promptly after it learns (other than by notice from all such holders) of the existence of any proposals, inquiries or expressions of interest received by, any information requested from, or any negotiations or discussions sought to be initiated or continued with the Company or its representatives, in each case in connection with any Takeover Proposal or the possibility or consideration by a third party of making a Takeover Proposal ("Takeover Proposal Interest") indicating, in connection with any such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Company agrees that it will take the necessary steps to inform the Persons referred to in the first sentence hereof of the obligations undertaken in this Section 7.4(b). The Company agrees that it shall keep the Purchasers informed, on a current basis, of the status and terms of any Takeover Proposal Interest. Such notice with respect to this Section 7.4(b) shall be given as soon as is practicable, but in any event within 48 hours.

        7.5.    Confidentiality Agreement.

        The Company's obligation to provide any non-public information under this Section 7 or otherwise to any person other than members of its Board of Directors shall be subject to (i) prior execution of a confidentiality agreement between the Company and the recipient of such information as more fully set forth in the form attached hereto as Exhibit B (the "Confidentiality Agreement") and (ii) the Company shall have received an opinion of its counsel stating that the disclosure and provision of all such non-public information will not violate or result in a violation of any rule, statute, regulation or other legal restriction against doing so.

        7.6.    Termination of Information Provided to Purchasers Pursuant to this Section 7.

        The Company's obligation to provide any information to Purchasers under this Section 7 shall terminate upon the completion of a Qualified Public Offering.

SECTION 8. AFFIRMATIVE COVENANTS

        The Company covenants and agrees as follows:

        8.1.    Maintenance of Existence, Properties and Franchises; Compliance with Law; Taxes; Insurance.

        The Company will:

        (a)   maintain its corporate existence, rights and other franchises in full force and effect;

        (b)   maintain its tangible assets in good repair, working order and condition so far as necessary or advantageous to the proper carrying on of its businesses;

        (c)   comply with all applicable laws and with all applicable orders, rules, rulings, certificates, licenses, regulations, demands, judgments, writs, injunctions and decrees, provided, that such compliance shall not be necessary so long as (i) the applicability or validity of any such law, order, rule, ruling, certificate, license, regulation, demand, judgment, writ, injunction or decree shall be contested in good faith by appropriate proceedings and (ii) failure to so comply will not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis;

        (d)   pay when due all Taxes imposed upon its properties, assets or income and all claims or indebtedness (including, without limitation, vendor's, workmen's and like claims) which might become a lien upon such properties or assets; provided, that payment of any such Tax shall not be necessary so long as (i) the applicability or validity thereof shall be contested in good faith by appropriate proceedings and a reserve, if appropriate, shall have been established with respect thereto and (ii) failure to make such payment will not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis; and

        (e)   continue to carry all insurance policies listed in Schedule 4.23(a), or suitable replacements therefor, in full force and effect.

        8.2.    Office for Payment, Exchange and Registration; Location of Office; Notice of Change of Name or Office.

        (a)   So long as any of the Shares are outstanding, the Company will maintain an office or agency where Shares may be presented for redemption, exchange, conversion, exercise or registration of transfer as provided in this Agreement. Such office or agency initially shall be the office of the Company specified in Section 18 hereof, subject to Section 8.2(b).

        (b)   The Company shall give each holder of Shares at least twenty (20) days' prior written notice of any change in (i) the name of the Company as then in effect or (ii) the location of the office of the Company required to be maintained under this Section 8.2.

        8.3.    Fiscal Year.

        The fiscal year of the Company for tax, accounting and any other purposes shall end on December 31 of each calendar year.

        8.4.    Environmental Matters.

        (a)   Except as set forth on Schedule 8.4(a), the Company shall keep and maintain any property either owned, leased, operated or occupied by the Company free and clear of any Environmental Liens, and the Company shall keep all such property free of Hazardous Material contamination (other than de minimis releases of Hazardous Materials that may occur in the ordinary course of the Company's business that could not result in a material liability to the Company) and in material compliance with all applicable Environmental Laws and the terms and conditions of any Environmental Permits; provided, however, that the Company shall have the right at its cost and expense, and acting in good faith, to contest, object or appeal by appropriate legal proceeding the validity of any Environmental Lien. The contest, objection or appeal with respect to the validity of an Environmental Lien shall suspend the Company's obligation to eliminate such Environmental Lien under this paragraph pending a final determination by appropriate administrative or judicial authority of the legality, enforceability or status of such Environmental Lien, provided that the following conditions are satisfied: (i) contemporaneously with the commencement of such proceedings, the Company shall give written notice thereof to each Purchaser and its Transferees while they hold Shares; and (ii) if under applicable law any real property or improvements thereon are subject to sale or forfeiture for failure to satisfy the Environmental Lien prior to a final determination of the legal proceedings, the Company must successfully move to stay such sale, forfeiture or foreclosure pending final determination of the Company's action; and (iii) the Company must, if requested by a majority of the then-outstanding Shares, furnish to the Purchasers and their Transferees, as a group, while they hold Shares, a good and sufficient bond, surety, letter of credit or other security satisfactory to such holders equal to the amount (including any interest and penalty) secured by the Environmental Lien.

        (b)   The Company will, by administrative or judicial process, enforce the obligations of any other Person who is potentially liable for damages, contribution or other relief in connection with any violation of Environmental Laws, including, but not limited to, asbestos abatement, Hazardous Material remediation or off-site or on-site disposal.

        (c)   The Company will defend, indemnify and hold harmless each current and future holder of Shares, its employees, officers, directors, stockholders, partners, financial and legal representatives and assigns, from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, joint or several, and any costs, disbursements and expenses (including attorneys' fees and expenses and costs of investigation) of whatever kind or nature, known or unknown, contingent or otherwise asserted against, imposed on, or sustained by, them, arising out of or in any way related to (i) the presence, disposal, release, removal, discharge or storage of any Hazardous Material upon, into, from or affecting any real property (including improvements) currently or formerly owned, leased, operated or occupied by or on behalf of the Company or any predecessor thereof; (ii) any judicial or administrative action, suit or proceeding, actual or threatened, relating to Hazardous Material upon, in, from or affecting any real property (including improvements) currently or formerly owned, leased, operated or occupied by the Company for which the Company could be liable; (iii) any violation of any Environmental Law or Environmental Permit, by the Company or any of their agents, tenants, subtenants or invitees; (iv) the imposition of any Environmental Lien for the recovery of costs expended in the investigation, study or remediation of any environmental liability of (or asserted against) the Company; and (v) any liability arising out of or related to the off-site shipment, transportation, disposal, treatment, handling or disposal of Hazardous Materials by or on behalf of the Company or any predecessor thereof. This Section 8.4(c) and Section 8.4(d) shall survive any payment, conversion or transfer of Shares and any termination of this Agreement.

        (d)   To the extent that the Company is strictly liable without regard to fault under any Environmental Law, the Company's obligations to the holders of Shares under any of the indemnification provisions of this Agreement shall likewise be strict without regard to fault with respect to the violation of any Environmental Law, which results in any liability to any of the indemnified persons referred to in Section 8.4(c).

        8.5.    Delivery of Information for Rule 144A Transactions.

        If a holder of Shares proposes to transfer any such Shares pursuant to Rule 144A under the Securities Act (as in effect from time to time), the Company agrees to provide (upon the request of such holder or the prospective transferee) to such holder and (if requested) to the prospective transferee any financial or other information concerning the Company which is required to be delivered by such holder to any transferee of such Shares pursuant to Rule 144A, subject to confidentiality provisions, if applicable.

        8.6.    Senior Securities.

        Except as set forth in the Series E-1 Certificate and the Series E-2 Certificate with respect to the relative priority between the Series E-1 Preferred Stock and the Series E-2 Preferred Stock, the Company shall maintain the senior status of the Series E-1 Preferred Stock and the Series E-2 Preferred Stock such that they shall rank senior in all respects, including the payment on liquidation, to all other equity securities of the Company (including, without limitation, such equity securities as are outstanding on the date hereof).

        8.7.    Further Assurances.

        From time to time, upon the Purchasers' (a) reasonable request, the Company shall promptly and duly execute and deliver any and all such further instruments and documents as the Purchasers may reasonably deem necessary or desirable to obtain the full benefits of the obligations of the Company under this Agreement and the other rights and powers herein granted, and (b) reasonable instructions, the Company shall execute and cause to be filed any document or filing presented to the Company in proper form for signing or filing, in each case as the Purchasers may reasonably deem necessary or desirable in light of and in connection with the Company's obligations under this Agreement to further effectuate the intent hereunder, and the Company shall pay or cause to be paid any filing or other fees in connection therewith.

SECTION 9. NEGATIVE COVENANTS

        9.1.    Private Placement Status.

        The Company covenants and agrees that without the prior written consent of the holders of a majority of the total outstanding Shares, neither the Company nor any agent nor other Person acting on the Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law.

SECTION 10.    CONDITIONS TO PURCHASER'S OBLIGATIONS

        Each Purchaser's obligation to purchase Shares hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by such Purchaser).

        10.1.    Shareholders' Rights Agreements.

        (a)   The Company, the Purchasers and certain other stockholders of the Company named therein shall have entered into Amendment No. 2 to the Shareholders' Rights Agreement in the form of Exhibit C hereto.

        (b)   The Company and the Purchasers shall have entered into the Series E Shareholders' Rights Agreement in the form of Exhibit D hereto.

        10.2.    Articles of Amendment to the Articles of Incorporation.

        The Company shall have filed the Certificates of Designation with the Secretary of State of the State of Colorado.

        10.3.    Certificates for Shares.

        The Purchasers shall receive the certificates for Shares contemplated by Section 2(b) hereof.

        10.4.    Senior Status.

        The Company shall have taken all of the necessary actions, including the amendment of the appropriate existing agreements, so that, except as set forth in the Series E-1 Certificate and the Series E-2 Certificate with respect to the relative priority between the Series E-1 Preferred Stock and the Series E-2 Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock shall rank senior in all respects, including the payment on liquidation and redemption, to all other equity securities of the Company (including, without limitation, such equity securities as are outstanding on the date hereof).

        10.5.    Accuracy of Representations and Warranties.

        The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered pursuant hereto shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date (after giving effect to the transactions contemplated by this Agreement).

        10.6.    Compliance with Agreements.

        The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement and any other document contemplated hereby which are required to be performed or complied with by the Company on or before the Closing Date.

        10.7.    Officers' Certificates.

        The Purchasers shall have received a certificate dated the Closing Date and signed by the President and by the Chief Executive Officer of the Company, to the effect that the conditions of Sections 10.5, 10.6, 10.9 (second sentence only) and 10.10 have been satisfied.

        10.8.    Proceedings.

        All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchasers and their counsel, and the Purchasers shall have received all such originals or certified or other copies of such documents as the Purchasers or their counsel may reasonably request.

        10.9.    Legality; Governmental and Other Authorization.

        The purchase of and payment for the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to the Purchasers and shall not subject the Purchasers to any penalty, tax, liability or other onerous condition. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications with, any governmental or administrative agency or other Person, with respect to the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect. The Company shall have delivered to the Purchasers, upon their reasonable request setting forth what is required, factual certificates or other evidence, in form and substance reasonably satisfactory to the Purchasers and their counsel, to enable the Purchasers to establish compliance with this condition.

        10.10.    No Material Adverse Change.

        There shall have been no material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis since December 31, 2002, except as disclosed in Schedule 10.10 hereto.

        10.11.    Opinions of Counsel.

        The Purchasers shall have received the opinions, dated the Closing Date and addressed to the Purchasers, of Moye, Giles, O'Keefe, Vermeire & Gorrell LLP, counsel for the Company, and of George Clough, General Counsel to the Company, which opinions shall be in the forms set forth in Exhibit E hereto.

        10.12.    Waivers and Consents.

        The Purchasers shall have received from the Company copies of all waivers and consents by current holders of the Company's securities necessary to pursue the consummation of the transactions contemplated by this Agreement in accordance with the provisions hereof.

        10.13.    Arrangements with Hewlett-Packard.

        (a)   The Company and Hewlett-Packard shall have executed that certain (i) Mutual Cooperation Agreement, (ii) Second Amendment to Note Purchase Agreement, (iii) HP Convertible Note and (iv) Visitation and Notification Agreement, each in form and substance satisfactory to the Purchasers.

        (b)   The Company and Hewlett-Packard shall have agreed in writing that the Hewlett-Packard Stock Purchase Agreement is of no further force and effect.

        (c)   The Company shall have extinguished the Series HP Preferred Stock as a designated series of Capital Stock in accordance with the laws of the State of Colorado.

        10.14.    Modifications to Rights of Other Equity Holders.

        Each of the agreements and filings set forth on Schedule 10.14 shall be amended or terminated, as applicable, in form and substance satisfactory to the Purchasers.

        10.15.    Other Documents and Opinions.

        The Purchasers shall have received such other documents and opinions, in form and substance reasonably satisfactory to the Purchasers and their counsel, relating to matters incident to the transactions contemplated hereby as the Purchasers may reasonably request.

SECTION 10A.    CONDITIONS TO SUBSEQUENT PURCHASER'S OBLIGATIONS

        Each Subsequent Purchaser's obligation to purchase Shares hereunder is subject to satisfaction of the following conditions at a subsequent closing (any of which may be waived by such Subsequent Purchaser).

        10A.1.    Certificate for Shares.

        Such Subsequent Purchaser shall receive the certificates for Shares contemplated by Section 2(c) hereof.

        10A.2.    Accuracy of Representations and Warranties.

        The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered pursuant hereto shall be correct and complete on and as of the date of such subsequent closing.

        10A.3.    Officers' Certificates.

        Such Subsequent Purchaser shall have received a certificate dated the date of such subsequent closing and signed by the President and by the Chief Executive Officer of the Company, to the effect that the conditions of Sections 10A.2 and 10A.4 (second sentence only) have been satisfied.

        10A.4.    Legality; Governmental and Other Authorization.

        The purchase of and payment for the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to such Subsequent Purchaser and shall not subject such Subsequent Purchaser to any penalty, tax, liability or other onerous condition. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications with, any governmental or administrative agency or other Person, with respect to the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect. The Company shall have delivered to such Subsequent Purchaser, upon its reasonable request setting forth what is required, factual certificates or other evidence, in form and substance reasonably satisfactory to such Subsequent Purchaser and its counsel, to enable such Subsequent Purchaser to establish compliance with this condition.

        10A.5.    Opinions of Counsel.

        Such Subsequent Purchaser shall have received the opinions, dated the date of such subsequent closing and addressed to such Subsequent Purchaser, of Moye, Giles, O'Keefe, Vermeire & Gorrell LLP, counsel for the Company, and of George Clough, General Counsel to the Company, which opinions shall be in the forms set forth in Exhibit E hereto.

        10A.6.    Other Documents and Opinions.

        Such Subsequent Purchaser shall have received such other documents and opinions, in form and substance reasonably satisfactory to such Subsequent Purchaser and its counsel, relating to matters incident to the transactions contemplated hereby as such Subsequent Purchaser may reasonably request.

SECTION 11.    CONDITIONS TO COMPANY'S OBLIGATIONS

        The Company's obligations to issue and sell Shares hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by the Company).

        11.1.    Payment.

        The Purchasers shall have tendered payment in full, in accordance with Section 1 hereof, for the Shares to be issued upon the Closing.

        11.2.    Other Documents.

        The Company shall have received such other documents, in form and substance reasonably satisfactory to the Company and its counsel, relating to matters incident to the transactions contemplated hereby as the Company may reasonably request.

SECTION 12.    BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS

        (a)   The representations, warranties, covenants and agreements of the Company and each Purchaser contained in this Agreement, the Series E Shareholders' Rights Agreement, or in any document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive from the Closing Date, and shall continue in effect following the execution and delivery of this Agreement and the Series E Shareholders' Rights Agreement, the closings hereunder and thereunder, any investigation at any time made by each Purchaser or on its behalf or by any other Person, the issuance, sale and delivery of the Shares, any disposition thereof and any payment, conversion or cancellation of the Shares. All statements contained in any certificate or other document delivered by or on behalf of the Company pursuant hereto or thereto shall constitute representations and warranties by the Company hereunder or thereunder.

        (b)   The Company agrees to indemnify and hold the Purchasers harmless from and against and will pay to the Purchasers an amount sufficient to indemnify the Purchasers (net of any Taxes on any indemnity payments) against the full amount of any loss, damage, liability or expense (including amounts paid in settlement and reasonable attorneys' fees and expenses) to the Purchasers resulting either directly or indirectly from any breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement, or the Series E Shareholders' Rights Agreement or any other document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith.

SECTION 13.    SPECIFIC PERFORMANCE

        The parties agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement or otherwise.

SECTION 14.    EXPENSES

        (a)   Whether or not the transactions herein contemplated are consummated, the Company shall pay (i) the costs, fees and expenses of the Company and its counsel in connection with this Agreement, the Certificates of Designation and the Series E Shareholders' Rights Agreement, other related documentation and the issuance of the Shares and the furnishing of all opinions by counsel for the Company, (ii) the costs, fees and expenses of counsel to the Purchasers (including the costs, fees and expenses of Gibson, Dunn & Crutcher LLP) in connection with this Agreement, the Certificates of Designation and the Series E Shareholders' Rights Agreement, the issuance of the Shares, other related documentation and the transactions contemplated hereby and thereby (whether or not the Closing occurs hereunder) and if the Closing occurs the Company will make such payment on the Closing Date (with respect to costs, fees and expenses incurred prior to such date); provided, however, that (x) such fees and expenses shall not exceed $140,000 in the aggregate without the prior written approval of the Company and (y) in the event that the Closing does not occur, the Company shall pay all such costs, fees and expenses (subject to the foregoing clause (x)) promptly after the termination of negotiations between the Company and the Purchasers, (iii) the reasonable costs, fees and expenses of one counsel to the Purchasers in connection with any amendments to or modifications or waivers of any provisions of this Agreement, the Certificates of Designation and the Series E Shareholders' Rights Agreement, other related documentation or in connection with any other agreements between the Purchasers and the Company and (iv) the reasonable costs, fees and expenses (including the fees and expenses of one counsel for all holders of Shares) of any holder of Shares in enforcing its rights against the Company if the Company defaults in its obligations hereunder, under the Certificates of Designation or the Series E Shareholders' Rights Agreement.

        (b)   In addition to all other sums due hereunder or provided for in this Agreement, the Company shall pay to the Purchasers or their agents, respectively, an amount sufficient to indemnify such persons (net of any Taxes on any indemnity payments) against all reasonable costs and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) and damages and liabilities incurred by the Purchasers or their agents pursuant to any third-party investigation or proceeding against any or all of the Company, the Purchasers, or their agents, arising out of or in connection with this Agreement, the Series E Shareholders' Rights Agreement, the Purchasers' purchase of the Shares (or any transaction contemplated hereby or thereby or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of the Purchasers or their agents or is commenced or filed against the Purchasers or their agents because of this Agreement, the Series E Shareholders' Rights Agreement, the Purchasers' purchase of the Shares or any of the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), other than any investigation or proceeding in which it is finally determined that there was (i) gross negligence or willful misconduct on the part of the Purchasers or their agents, (ii) a material breach by the Purchasers of any of their representations or warranties contained herein, (iii) a material breach by the Purchasers of any provision of the Confidentiality Agreement or any other confidentiality agreement between the Company and the Purchasers, in any case, which was not made by the Purchasers in reliance upon any of the Company's representations, warranties, covenants or agreements in this Agreement, the Series E Shareholders' Rights Agreement or in any other documents or instruments contemplated hereby or thereby or executed herewith or therewith or pursuant hereto or thereto. The Company shall assume the defense, and shall appoint counsel of its choice to represent the Purchasers and such agents, in connection with investigating, defending or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation); provided, however, that the Purchasers, or any such agent, shall have the right (without releasing the Company from any of its obligations hereunder) to employ their own counsel and either to direct their own defense or to participate in the Company's defense, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with such defense, (ii) the Company shall not have provided its counsel to take charge of such defense or (iii) there may be defenses available to the Purchasers, or such agent of the Purchasers which are different from or additional to those available to the Company, then in any of such events referred to in clauses (i), (ii) or (iii) such reasonable counsel fees and expenses (but only for one counsel for the Purchasers and their agents) shall be borne by the Company. Any settlement of any such action, suit, claim or proceeding shall require the consent of both the Company and such indemnified person (neither of which shall unreasonably withhold its consent).

        (c)   The Company agrees to pay, or to cause to be paid, all documentary, stamp and other similar Taxes, other than transfer taxes payable upon the transfer by the Purchasers of Shares to a Transferee, which transfer taxes shall be paid by the Transferee, levied under the laws of the United States of America, any state or local Taxing Authority thereof or therein or any other applicable jurisdiction in connection with the issuance and sale of the Shares, and the execution and delivery of this Agreement, the Series E Shareholders' Rights Agreement and any other documents or instruments contemplated hereby or thereby and any modification of the Certificates of Designation, the Series E Shareholders' Rights Agreement or this Agreement or any such other documents or instruments and will hold the Purchasers harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

        (d)   The obligations of the Company under this Section 14 shall survive the Closing hereunder and any termination of this Agreement.

SECTION 15.    DIRECT PAYMENTS

        As long as the Purchasers or any institutional holder which is a direct or indirect transferee (as a result of one or more transfers) from the Purchasers shall be the holder of any Shares, the Company will make all redemption payments, liquidation payments and other distributions by wire transfer to the Purchasers' or such other holder's (or its nominee's) account at any bank or trust company, notwithstanding any contrary provision herein or in the Company's certificate of incorporation with respect to the place of payment. The Purchasers have provided an address on Schedule 1 hereto for payments by wire transfer, and such address may be changed for the Purchasers or any subsequent holder by notice to the Company. All such payments shall be made in U.S. dollars and in federal or other immediately available funds.

SECTION 16.    AMENDMENTS AND WAIVERS

        (a)   The terms and provisions of this Agreement may be amended, waived, modified or terminated only with the written consent of the holders of a majority of outstanding Shares; provided, however, that no such amendment, waiver, modification or termination shall change this Section 16(a) without the written consent of the holders of all the Shares then outstanding; provided, further, that notwithstanding the foregoing and with no consent of Shares necessary, this Agreement (including Schedule 1 hereto) shall be amended and supplemented to reflect any Subsequent Purchaser purchasing Shares at a subsequent closing who shall have executed a joinder agreement in form and substance reasonably acceptable to each Subsequent Purchaser, the Company, and the Purchasers, pursuant to which such Subsequent Purchaser, upon consummation of such subsequent closing, will become a party to this Agreement, the Series E Shareholders' Rights Agreement and, if not already a party thereto, the Shareholders' Rights Agreement, with all of the rights and obligations pertaining thereto.

        (b)   Promptly after execution and delivery of any amendment, waiver, modification or termination which has been adopted in accordance herewith, the Company shall transmit a copy of such amendment, waiver, modification or termination to all holders of Shares then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment, waiver, modification or termination.

SECTION 17.    EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED SHARES; REPLACEMENT

        (a)   Subject to Section 6 hereof, at any time at the request of any holder of Shares to the Company at its address provided under Section 18 hereof, the Company at its expense (other than transfer taxes payable upon the transfer by the Purchasers of Shares to a Transferee, which transfer taxes shall be paid by the Transferee) will issue and deliver to, or upon the order of the holder in exchange therefor, a new certificate or certificates in such amount or amounts as such holder may request in the aggregate representing the number of Shares represented by such surrendered certificates, and registered in the name of such holder or as such holder may direct.

        (b)   Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Share certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company (if requested by the Company and unsecured in the case of the Purchasers or another similar institutional holder), or in the case of any such mutilation, upon surrender of such Share certificate (which surrendered Share certificate shall be canceled by the Company), the Company will issue a new Share certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated Share certificate, as if the lost, stolen, destroyed or mutilated Share certificate were then surrendered for exchange.

SECTION 18.    NOTICES

        All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by facsimile (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), (i) if to the Company, to Displaytech, Inc., 2602 Clover Basin Drive, Longmont, CO 80503-7603, Attention: George E. Clough, Esq., Facsimile: (303) 772-2193, with a copy to Moye, Giles, O'Keefe, Vermeire & Gorrell LLP, 1225 Seventeenth Street, 29th Floor, Denver, CO 80202, Attention: Sheri K. Visani, Esq., Facsimile: (303) 292-4510, or (ii) if to the Purchasers, at the address indicated on Schedule 1 hereto, with a copy to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th floor, New York, NY 10166, Attention: Steven Shoemate, Esq., Facsimile: (212) 351-4035, or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.

SECTION 19.    MISCELLANEOUS

        (a)   This Agreement, the Shareholders' Rights Agreement, the Series E Shareholders' Rights Agreement and, upon Closing hereunder, the Certificates of Designation, together with any further agreements entered into by the Purchasers and the Company at the Closing hereunder, contain the entire agreement between the Purchasers and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.

        (b)   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

        (c)   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, whether so expressed or not; provided, that (a) the Company may not assign any of its rights, duties or obligations under this Agreement, except with the Purchasers' written consent, and (b) the Purchasers may assign any of their rights, duties or obligations under this Agreement to an Affiliate or a purchaser or transferee of its Shares, provided, further, that such purchaser or transferee is reasonably acceptable to the Company and that such purchaser or transferee agrees in writing to assume the obligations of the Purchasers under this Agreement.

        (d)   In addition to any assignment by operation of law, the Purchasers may assign, in whole or in part, any or all of their rights (and/or obligations) under this Agreement to any permitted transferee of any or all of its Shares, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchasers would otherwise have under this Agreement or with respect to any remaining Shares held by the Purchasers.

        (e)   No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        (f)    The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

        (g)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws.

        (h)   This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

        (i)    THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE PURCHASERS' ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE CERTIFICATES OF DESIGNATION, THE SHAREHOLDERS' RIGHTS AGREEMENT OR THE SHARES MAY BE LITIGATED IN SUCH COURTS. EACH OF THE COMPANY AND THE PURCHASERS AGREE TO USE THEIR BEST GOOD FAITH EFFORTS TO RESOLVE ANY DISPUTES BETWEEN THEM, WHETHER BY MEDIATION, INFORMAL EFFORTS OR OTHERWISE, PRIOR TO INITIATING ANY ACTIONS OR PROCEEDINGS IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK. THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED (SUBJECT TO APPEAL) THEREBY IN CONNECTION WITH THIS AGREEMENT, THE CERTIFICATES OF DESIGNATION, THE SHAREHOLDERS' RIGHTS AGREEMENT OR THE SHARES. THE COMPANY DESIGNATES AND APPOINTS MOYE, GILES, O'KEEFE, VERMEIRE & GORRELL LLP AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY THE COMPANY AND WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT, TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE COMPANY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE COMPANY AT THE ADDRESS OF THE COMPANY PROVIDED HEREUNDER EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. AS AN ALTERNATIVE TO SERVICE OF PROCESS ON SUCH AGENT (WHETHER OR NOT ANY SUCH AGENT HAS BEEN APPOINTED), THE COMPANY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE AND SERVICE OF PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PURCHASERS TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

        (j)    THE COMPANY AND THE PURCHASERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CERTIFICATES OF DESIGNATION, THE

SHAREHOLDERS' RIGHTS AGREEMENT OR THE SHARES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE COMPANY AND THE PURCHASERS ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE PURCHASERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY AND THE PURCHASERS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT, THE CERTIFICATES OF DESIGNATION, THE SHAREHOLDERS' RIGHTS AGREEMENT OR THE SHARES. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

        (k)   All fees, costs and expenses (including reasonable attorneys' fees and expenses) incurred by the prevailing party in any judicial action or proceeding seeking to enforce the terms of this Agreement shall be paid by the non-prevailing party in such action.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DISPLAYTECH, INC.

		By:	/s/ RICHARD BARTON
			Name:	Richard Barton
			Title:	Chief Executive Officer
By:
Name:
Title:
Accepted and Agreed to as of the date first above written by the undersigned Purchasers:
FLEMING US DISCOVERY FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	Robert L. Burr, member

FLEMING US DISCOVERY OFFSHORE FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	Robert L. Burr, member

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DISPLAYTECH, INC.

By:
Name:
Title:
By:
Name:
Title:
Accepted and Agreed to as of the date first above written by the undersigned Purchasers:
FLEMING US DISCOVERY FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	/s/ ROBERT L. BURR Robert L. Burr, member

FLEMING US DISCOVERY OFFSHORE FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	/s/ ROBERT L. BURR Robert L. Burr, member

INTERWEST CAPITAL, INC.

By:	/s/ WILLIAM C. GLYNN
Name:	William C. Glynn
Title:	President

Schedule 1
to this Stock Purchase Agreement

Name of Purchasers	Number of Shares	Purchase Price
Fleming US Discovery Fund III L.P.	17,240 shares of Series E-1 Preferred Stock	$1,724,000
Fleming US Discovery Offshore Fund III L.P.	2,760 shares of Series E-1 Preferred Stock	$276,000
TOTAL	20,000 shares of Series E-1 Preferred Stock(1)	$2,000,000	(2)
(a)
address for communications:

  Fleming U.S. Discovery Partners, L.P.
  1221 Avenue of the Americas, 40th Floor
  New York, NY 10020
  Attention:    Robert L. Burr
  Facsimile:    (212) 599-4387

(b)
address for payments by wire transfer:

Fleming US Discovery Fund III L.P.	Fleming US Discovery Offshore Fund III, L.P.
Chase Manhattan Bank ABA # US Discovery Fund III, L.P. A/C # 400-704129	Citibank, N.A.
ABA # 021000089/ Chips UID # 0008/ Swift Code—CITIUS33
Beneficiary Bank: The Bank of Bermuda Limited, Hamilton, Bermuda
Chips UID # 005584/ Swift Code BBDA BM HM/
Beneficiary Name: Fleming US Discovery Offshore Fund III L.P.
Beneficiary A/C # 0246769

(1)
In addition to these shares, Fleming US Discovery Fund III, L.P. shall receive 41 shares of Series E-1 Preferred Stock and Fleming US Discovery Offshore Fund III, L.P. shall receive 7 shares of Series E-1 Preferred Stock upon conversion of an aggregate of $4,791.67 of accrued interest on the Bridge Notes.

(2)
Includes conversion of principal of Bridge Notes.

Schedule 1
to this Agreement (cont.)

Name of Purchasers	Number of Shares	Purchase Price
InterWest Capital, Inc.	20,000 shares of Series E-1 Preferred Stock	$2,000,000
TOTAL	20,000 shares of Series E-1 Preferred Stock(3)	$2,000,000	(4)
(a)
address for communications:

  InterWest Capital, Inc.
  P.O. Box 7608
  555 S. Cole Rd.
  Boise, Idaho 83707
  Attention:    William C. Glynn, President
  Facsimile:    (208) 377-6097

(b)
address for payments by wire transfer:

(3)
In addition to these shares, InterWest Capital, Inc. shall receive 48 shares of Series E-1 Preferred Stock upon conversion of $4,791.66 of accrued interest on the Bridge Notes.

(4)
Includes conversion of principal of Bridge Notes.

Schedule 2

Schedule of Bridge Notes

Promissory Note, dated December 10, 2002, in favor of Fleming US Discovery Fund III, L.P. in the original principal amount of $258,500

Promissory Note, dated December 10, 2002, in favor of Fleming US Discovery Offshore Fund III, L.P. in the original principal amount of $41,500

Promissory Note, dated December 10, 2002, in favor of InterWest Capital, Inc. in the original principal amount of $300,000

Promissory Note, dated January 10, 2002, in favor of Fleming US Discovery Fund III, L.P. in the original principal amount of $258,500

Promissory Note, dated January 10, 2002, in favor of Fleming US Discovery Offshore Fund III, L.P. in the original principal amount of $41,500

Promissory Note, dated January 10, 2002, in favor of InterWest Capital, Inc. in the original principal amount of $300,000

JOINDER AGREEMENT

        This Joinder Agreement (this "Agreement"), is entered into as of February 28, 2003, by and between Displaytech, Inc., a Colorado corporation (the "Company"), and Nissho Electronics Corporation, a company organized under the laws of Japan (the "Buyer").

BACKGROUND

        A.    The Company is a party to (i) the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of February 11, 2003, by and among the Company and the Purchasers (as defined in the Stock Purchase Agreement) set forth on Schedule 1 thereto; (ii) the Series E Shareholders' Rights Agreement (the "Shareholders' Rights Agreement"), dated as of February 11, 2003, by and among the Company and the Investors (as defined in the Shareholders' Rights Agreement) set forth therein; and (iii) the Confidentiality Agreement (the "Confidentiality Agreement"), dated as of February 11, 2003, by and among the Company and the other parties set forth therein. The Stock Purchase Agreement, the Shareholders' Rights Agreement and the Confidentiality Agreement are collectively referred to herein as the "Transaction Agreements."

        B.    The Buyer wishes to purchase from the Company, and the Company wishes to sell to the Buyer, shares of the Company's Series E-1 Senior Preferred Stock, par value $.001 per share (the "Series E-1 Preferred Stock").

AGREEMENT

        In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

        1.    Agreement to Purchase and Sell Stock.    Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Buyer, and the Buyer agrees to purchase from the Company, 7,500 shares of Series E-1 Preferred Stock (the "Shares") at a price of $100 per share (the "Investment") for an aggregate purchase price of $750,000 (the "Purchase Price"). The Purchase Price for the Shares shall be paid (in United States dollars) by wire transfer of funds to an account designated by the Company.

        2.    Delivery.    Upon receipt in full of the Purchase Price by the Company, the Company shall deliver to the Buyer a certificate representing the Shares to be purchased by the Buyer hereunder against payment of the full purchase price therefor to the designated account of the Company.

        3.    Joinder.    By the execution of its duly authorized representative of this Agreement, the Buyer hereby becomes (a) with respect to the Stock Purchase Agreement, a "Purchaser" (as such term is defined in the Stock Purchase Agreement), (b) with respect to the Shareholders' Rights Agreement, an "Investor" (as such term is defined in the Shareholders' Rights Agreement) and (c) a party to the Confidentiality Agreement, in each case, for all purposes, legally bound to all terms and conditions contained in each such Transaction Agreement (and hereby expressly deemed to make all representations, warranties, covenants and agreements contained therein), as if it had been a named party and original signatory to each of the preceding, as of the dates thereof (subject to Section 5 below).

        4.    Representations and Warranties.    The Buyer hereby represents and warrants to the Company that (a) it has all necessary corporate power and authority to enter into this Agreement and the transactions contemplated hereby (including, without limitation, the making of the Investment by the Buyer) and (b) this Agreement represents the legally valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

        5.    Schedules.    The Stock Purchase Agreement is hereby supplemented and amended by (a) adding to Schedule 1 thereto the page attached hereto as Exhibit A and (b) solely with respect to the Buyer (and no other Purchasers (as defined in the Stock Purchase Agreement)), amending the Schedule of Exceptions thereto in the manner set forth on Exhibit B attached hereto.

        6.    Miscellaneous.

          6.1    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws.

          6.2    Further Assurances.    The Buyer agrees to execute and deliver any and all related or ancillary documentation and instruments as shall be necessary or desirable in order to give effect to the transactions contemplated by this Agreement and the Transaction Agreements.

          6.3    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

DISPLAYTECH, INC.
By:	/s/ RICHARD D. BARTON
Name:	Richard D. Barton
Title:	CEO
Date:	April 10, 2003
NISSHO ELECTRONICS CORPORATION
By:	/s/ TAKASHI FUKUDA
Name:	Takashi Fukuda
Title:	Managing Director
Date:	April 7, 2003

EXHIBIT A

        Schedule 1
to this Agreement (cont.)

Name of Purchasers	Number of Shares	Purchase Price
Nissho Electronics Corporation	7,500	$750,000
TOTAL	7,500	$750,000
(a)
address for communications:

  Nissho Electronics Corporation
  3-1, Tsukiji 7-Chrome, Chuo-ku, Tokyo, 104-8444 Japan

  Attention: Mr. Takashi Fukuda

(b)
address for payments by wire transfer:

AMENDMENT NO. 1 TO
STOCK PURCHASE AGREEMENT

        This Amendment No. 1 to Stock Purchase Agreement (the "Agreement"), dated as of March 3, 2004, among Displaytech, Inc., a Colorado corporation (the "Company"), Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Fund III, L.P., InterWest Capital, Inc. and Nissho Electronics Corporation (each referred to as a "Purchaser" and collectively as "Purchasers").

        WHEREAS, the Company and the Purchasers are parties to that certain Stock Purchase Agreement (the "Agreement"), dated as of February 11, 2003, pursuant to which the Purchasers purchased shares of the Company's Series E-1 Senior Preferred Stock, par value $.001 per share; and

        WHEREAS, in connection with the Company's issuance of shares of Series F Convertible Preferred Stock and Series G Convertible Preferred Stock, the Company and the Purchasers have determined that it is in their best interest, and in furtherance of their purposes, to amend the Agreement to modify certain of the Purchasers' rights and obligations.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Purchasers, severally and not jointly, hereby agrees as follows:

          1.     Section 8.6 of the Agreement shall be deleted in its entirety.

          2.     Except as amended herein, the Agreement shall remain in full force and effect.

          3.     This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws.

          4.     This Amendment may be executed in any number of counterparts (and by facsimile), each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first written above.

DISPLAYTECH, INC.

By:	/s/ RICHARD BARTON
Name:	Richard Barton
Title:	Chief Executive Officer

FLEMING US DISCOVERY FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	/s/ ROBERT L. BURR Robert L. Burr, member

FLEMING US DISCOVERY OFFSHORE FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	/s/ ROBERT L. BURR Robert L. Burr, member

INTERWEST CAPITAL, INC.

By:
Name:	William C. Glynn
Title:	President

NISSHO ELECTRONICS CORPORATION

By:
Name:
Title:

2

FLEMING US DISCOVERY FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	Robert L. Burr, member

FLEMING US DISCOVERY OFFSHORE FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	Robert L. Burr, member

INTERWEST CAPITAL, INC.

By:	/s/ WILLIAM C. GLYNN
Name:	William C. Glynn
Title:	President

NISSHO ELECTRONICS CORPORATION

By:
Name:
Title:

3

FLEMING US DISCOVERY FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	Robert L. Burr, member

FLEMING US DISCOVERY OFFSHORE FUND III, L.P.
By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner
By:	FLEMING US DISCOVERY, LLC, its general partner

By:	Robert L. Burr, member

INTERWEST CAPITAL, INC.

By:
Name:	William C. Glynn
Title:	President

NISSHO ELECTRONICS CORPORATION

By:	/s/ TAKASHI FUKUDA
Name:	Takashi Fukuda
Title:	Senior Managing Director

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STOCK PURCHASE AGREEMENT
JOINDER AGREEMENT
AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT